Registration No. 33-92100
                                                                Rule 424(b)(3)

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 11, 1995

                     MLCC Mortgage Investors, Inc., Seller
                   Subordinate Mortgage Backed Certificates,
                       Series 1995-S1, Class A-1 and A-2

                       MERRILL LYNCH CREDIT CORPORATION
                           Certificate Administrator

       -----------------------------------------------------------------

     On August 15, 1995, Subordinate Mortgage Backed Certificates, Series 1995-S1, Class A-1 and A-2 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $50,117,687. The Class A Certificates represented beneficial interests of approximately 59.41% in the Trust Fund comprised of certain subordinate mortgage pass-through certificates issued pursuant to separate pooling and servicing agreements among Merrill Lynch Home Equity Acceptance, Inc., Merrill Lynch Mortgage Investors, Inc. or MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Prospectus Supplement to the above-referenced Prospectus supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on pages 74 and 75 of the Prospectus are hereby updated, in their entirety, as follows:

                               PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                                        (Dollars in Thousands)

                                     December 31, 2002       December 31, 2001     December 31, 2000
                                    --------------------    --------------------  --------------------
                                    Number of               Number of             Number of
                                    PrimeFirst Principal    PrimeFirst  Principal  PrimeFirst Principal
                                      Loans     Amount        Loans      Amount      Loans     Amount
                                    ---------- ---------    ----------  ---------  ---------- ---------

PrimeFirst Loans
  Outstanding...................       3,879  $1,498,601         4,873 $1,858,197     17,917 $6,750,058
                                    --------- ----------    ---------- ---------- ---------- ----------
Delinquency Period
  30-59 Days....................          46  $   16,835           107 $   48,857        486 $  197,046
  60-89 Days....................          17       9,085            24     11,747         55     28,746
  90 Days or More*..............          17       8,381            48     30,333         20     13,294
                                    --------- ----------    ---------- ---------  ---------- ----------
     Total Delinquency..........          80  $   34,301           179 $   90,937        561 $  239,086
                                    ========= ==========    ========== ========== ========== ==========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       2.06%       2.29%         3.67%      4.89%      3.13%      3.54%

Loans in Foreclosure**..........          21  $   14,363            29 $   18,879         36 $   24,910

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       0.54%       0.96%         0.60%      1.02%      0.20%      0.37%

---------------------------------
*  Does not include loans subject to bankruptcy proceedings.
** Includes Loans in Post-Sale


                                      PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                            (Dollars in Thousands)

                                                        Year Ended         Year Ended          Year Ended
                                                    December 31, 2002   December 31, 2001   December 31, 2000
                                                    -----------------   -----------------   -----------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................       $1,626,621          $2,065,866          $5,638,477
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................            4,252               5,450              14,570
                                                        -----------         -----------       -------------
Gross Charge-offs.................................          $ 3,016            $  5,153                 885
Recoveries........................................               69               4,226                   0
                                                    ---------------     ---------------     ---------------
Net Charge-offs...................................        $   2,947           $     927             $   885
                                                    ===============     ===============     ===============
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................            0.20%               0.04%               0.02%



     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on page 78 of the Prospectus are hereby updated, in their entirety, as follows:

                                       Revolving Credit Line Loan Delinquency Experience
                                                    (Dollars in Thousands)

                                        Year ended        Year ended         Year ended         Year ended         Year ended
                                       December 31,      December 31,       December 31,       December 31,       December 31,
                                           1998              1999               2000               2001               2002
                                       ------------      ------------       ------------       ------------       ------------
Number of Revolving Credit
  Line (RCL) Loans Serviced                 30,571             31,517            33,863             6,700              4,650
Aggregate Loan Balance of
  RCL Loans Serviced                    $1,191,938         $1,202,594        $1,313,527          $308,240           $207,160
Loan Balance of RCL Loans
  2 months Delinquent                       $6,634             $6,427            $8,137            $7,327             $4,837
Loan Balance of RCL Loans
  3 months or more Delinquent(1)           $31,348            $22,863           $18,782            $7,860             $7,715
Total of 2 months or more
  Delinquent as a % of Loan
  Balance of RCL Loans                       3.19%              2.44%             2.05%             4.93%              6.06%


                                          Revolving Credit Line Loan Loss Experience
                                                    (Dollars in Thousands)

                                        Year ended        Year ended         Year ended         Year ended         Year ended
                                       December 31,      December 31,       December 31,       December 31,       December 31,
                                           1998              1999               2000               2001               2002
                                       ------------      ------------       ------------       ------------       ------------
Number of Revolving Credit Line
  Loans Serviced                            30,571             31,517            33,863             6,700              4,650
Aggregate Loan Balance of RCL
  Loans Serviced                      $  1,191,938       $  1,202,594      $  1,313,527      $    308,240       $    207,160
For the Period:
  Gross Charge-offs Dollars           $      2,756       $      4,445      $      3,884      $      1,037       $      1,689

Percentage(2)                                 0.23%             0.37%             0.30%             0.34%              0.82%

     -------------
     (1) Includes Bankruptcy and Foreclosure.
     (2) As a percentage of aggregate balance of revolving credit line loans serviced.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs -- Dime Revolving Credit Loans -- Delinquency and Loan Loss Experience" on page 81 of the Prospectus are hereby deleted.

     The information contained in the tables entitled "Statistics Data Group 1 Loan Principal Balances", "Range of Prime Index Based Group 1 Margins" and "Range of Six-Month LIBOR Based Group 1 Margins" and "Statistics Data Fixed Rate Loan Principal Balances" under the heading "The Mortgage Pools" on pages 58, 59 and 62, respectively, of the Prospectus are hereby updated to indicate, as of December 31, 2002, the Mortgage Loan Balances and margins of the Mortgage Loans. The table entitled "Statistics Data Group 2 Loan Principal Balances" has been deleted because there are no longer any outstanding Series 1995-1 Certificates.

                          Group 1 Loan Principal Balances as of December 31, 2002


                                      Number of                                       % of Group 1 Loans by
Range of Principal Balances           Group 1 Loans         Principal Balance         Principal Balance
------------------------------------- --------------------- ------------------------- ---------------------
-----------------------------------------------------------------------------------------------------------
$0-$24,999.99                          21                           $118,916.31            0.04%
-----------------------------------------------------------------------------------------------------------
$25,000-$49,999.99                     12                            501,873.57            0.17%
-----------------------------------------------------------------------------------------------------------
$50,000-$74,999.99                     19                          1,222,728.72            0.41%
-----------------------------------------------------------------------------------------------------------
$75,000-$99,999.99                     46                          4,148,088.24            1.38%
-----------------------------------------------------------------------------------------------------------
$100,000-$199,999.99                   144                        21,676,513.01            7.24%
-----------------------------------------------------------------------------------------------------------
$200,000-$299,999.99                   112                        27,998,643.69            9.35%
-----------------------------------------------------------------------------------------------------------
$300,000-$399,999.99                   74                         25,268,661.02            8.44%
-----------------------------------------------------------------------------------------------------------
$400,000-$499,999.99                   36                         16,304,367.21            5.44%
-----------------------------------------------------------------------------------------------------------
$500,000-$599,999.99                   19                         10,422,428.60            3.48%
-----------------------------------------------------------------------------------------------------------
$600,000-$699,999.99                   25                         16,336,897.41            5.45%
-----------------------------------------------------------------------------------------------------------
$700,000-$799,999.99                   21                         15,602,181.76            5.21%
-----------------------------------------------------------------------------------------------------------
$800,000-$899,999.99                   27                         23,138,174.53            7.73%
-----------------------------------------------------------------------------------------------------------
$900,000-$999,999.99                   17                         16,266,290.09            5.43%
-----------------------------------------------------------------------------------------------------------
$1,000,000-$1,099,999.99               21                         21,321,929.56            7.12%
-----------------------------------------------------------------------------------------------------------
$1,100,000-$1,199,999.99               11                         12,534,761.73            4.19%
-----------------------------------------------------------------------------------------------------------
$1,200,000-$1,299,999.99               6                           7,654,785.18            2.56%
-----------------------------------------------------------------------------------------------------------
$1,300,000-$1,399,999.99               4                           5,448,229.33            1.82%
-----------------------------------------------------------------------------------------------------------
$1,400,000-$1,499,999.99               2                           2,861,494.12            0.96%
-----------------------------------------------------------------------------------------------------------
$1,500,000-$1,599,999.99               1                           1,572,575.12            0.52%
-----------------------------------------------------------------------------------------------------------
$1,600,000-$1,699,999.99               3                           4,968,217.53            1.66%
-----------------------------------------------------------------------------------------------------------
$1,700,000-$1,799,999.99               6                          10,516,979.46            3.51%
-----------------------------------------------------------------------------------------------------------
$1,900,000-$1,999,999.99               3                           5,980,077.49            2.00%
-----------------------------------------------------------------------------------------------------------
$2,000,000-$2,099,999.99               5                          10,126,138.66            3.38%
-----------------------------------------------------------------------------------------------------------
$2,100,000-$2,199,999.99               1                           2,185,164.95            0.73%
-----------------------------------------------------------------------------------------------------------
$2,200,000-$2,299,999.99               2                           4,522,664.34            1.51%
-----------------------------------------------------------------------------------------------------------
$2,400,000-$2,499,999.99               3                           7,370,172.37            2.46%
-----------------------------------------------------------------------------------------------------------
$2,500,000-$2,599,999.99               1                           2,500,000.00            0.83%
-----------------------------------------------------------------------------------------------------------
$2,600,000-$2,699,999.99               2                           5,200,000.00            1.74%
-----------------------------------------------------------------------------------------------------------
$2,800,000-$2,899,999.99               1                           2,800,132.99            0.93%
-----------------------------------------------------------------------------------------------------------
$2,900,000-$2,999,999.99               3                           8,920,308.22            2.98%
-----------------------------------------------------------------------------------------------------------
$3,900,000-$3,999,999.99               1                           3,990,922.22            1.33%
-----------------------------------------------------------------------------------------------------------
TOTALS                                 649                      $299,480,317.43            100.00%
---------------------------------------====================================================================
-----------------------------------------------------------------------------------------------------------


                                                     4

                                      Range of Prime Index Based Group 1 Margins
                                               as of December 31, 2002

                                                                                                     % of
                                         Number of                                            Prime Index Based
                                     Prime Index Based                                         Group 1 Loans by
           Margin                      Group 1 Loans              Principal Balance           Principal Balance
------------------------------  ----------------------------    -----------------------   ---------------------------

           -0.500                              1                           $520,000.00             1.47%
           -0.250                              9                         10,053,032.20             28.36%
           -0.125                              7                          4,333,994.71             12.22%
            0.000                             25                          9,101,461.03             25.67%
            0.250                             29                          5,840,458.76             16.47%
            0.500                             48                          5,341,064.19             15.06%
            0.750                              2                            161,329.15             0.46%
            1.000                              2                            103,436.96             0.29%
                              ---------------------------------------------------------------------------------------
                       TOTALS                 123                       $35,454,777.00            100.00%
                              =======================================================================================


                                       Range of Six-Month LIBOR Based Group 1 Margins
                                                   as of December 31, 2002

                                         Number of                                              % of Six-Month LIBOR Based
                                   Six-Month LIBOR Based                                        Group 1 Loans by Principal
           Margin                      Group 1 Loans                Principal Balance                    Balance
------------------------------  -----------------------------   ---------------------------    -----------------------------

            0.875                              2                              $1,472,801.01              0.56%
            1.000                              2                               2,981,275.33              1.13%
            1.125                              1                                 867,689.20              0.33%
            1.250                              7                               3,364,596.22              1.27%
            1.500                             77                             101,767,950.20              38.57%
            1.625                             71                              46,339,463.30              17.56%
            1.750                             145                             62,571,846.12              23.72%
            1.875                             13                               8,362,967.98              3.17%
            2.000                             92                              19,606,200.78              7.43%
            2.125                              5                                 976,425.23              0.37%
            2.250                             92                              13,513,738.35              5.12%
            2.375                              2                                 228,266.93              0.09%
            2.500                             15                               1,787,139.47              0.68%
                              -----------------------------------------------------------------------------------------------
                       TOTALS                 524                           $263,840,360.12             100.00%
                              ===============================================================================================


                                                             5

                                      Range of One-Year Treasury Based Group 1 Margins
                                                   as of December 31, 2002

                                         Number of                                                % of One-Year Treasury
                                  One-Year Treasury Based                                         Based Group 1 Loans by
           Margin                      Group 1 Loans                Principal Balance               Principal Balance
------------------------------  -----------------------------   ---------------------------    -----------------------------

            2.750                           1                                    $49,871.66              26.93%
            3.000                           1                                    135,308.65              73.07%
                              -----------------------------------------------------------------------------------------------
                       TOTALS               2                                   $185,180.31             100.00%
                              ===============================================================================================


     Additionally, the information contained in the table entitled "Group 1 Certificate Characteristics" under the heading "Description of the Pooled Certificates-General" on page 35 of the Prospectus is hereby updated to indicate, as of December 31, 2002, the Certificate Characteristics. There are no longer any outstanding Series 1995-1 Certificates.

                                         Group 1 Certificate Characteristics, as of
                                                      December 31, 2002

                                                -----------------------------



                                                                        Original Senior
                            Pooling and   Type of                           Mortgage     Original Pooled  Current Adjustable
                Month of     Servicing    Mortgage   Original Principal   Certificates    Certificates      Loan Principal
   Series       Issuance     Agreement      Loan        Balance(1)         Balance(2)        Balance         Balance(1)(3)

 MLMI 1993F      Sep-93         (5)         (6)      $  210,704,370     $  202,758,500    $ 7,945,870        $ 20,250,057
 MLMI 1993I      Nov-93         (5)         (6)         156,171,951        152,032,000      4,139,951          21,071,490
 MLMI 1994A      Jan-94         (5)         (6)         284,637,957        276,098,000      8,539,957          42,266,572
 MLMI 1994F      Mar-94         (5)         (6)         288,806,078        280,140,000      8,666,078          69,731,245
 MLMI 1994H      May-94         (5)         (6)         214,155,739        207,195,000      6,960,739          46,067,032
MLCCMI 1994A     Jul-94         (5)         (6)         393,157,420        378,795,000     14,362,420          69,387,996
MLCCMI 1994B     Dec-94         (5)         (6)         306,606,666        296,641,000      9,965,666          55,151,727

                                                     $1,854,240,181     $1,793,659,500    $60,580,681        $323,926,119


(table continued)


                                                   Original                       Current
                                                    Pooled                        Pooled
                                                 Certificates  Current Pooled  Certificates
                Current Senior                   Balance as a   Certificates   Balance as a       30-59               60+
                  Mortgage      Current Pooled  % of Original  Balance as a %     % of the   Delinquencies as   Delinquencies as
                Certificates     Certificates     Principal      of Pricipal     Respective  a % of Principal   a % of Principal
   Series       Balance(2)(3)     Balance(3)      Balance(1)    Balance(1)(3)     Total(3)     Balance(1)(3)      Balance(1)(3)

 MLMI 1993F     $ 12,304,187     $ 7,945,870        3.77%          39.24%          13.40%          0.81%             0.00%
 MLMI 1993I       16,931,539       4,139,951        2.65%          19.65%           6.98%          0.00%             0.00%
 MLMI 1994A       33,726,615       8,539,957        3.00%          20.20%          14.41%          0.00%             2.58%
 MLMI 1994F       61,065,167       8,666,078        3.00%          12.43%          14.62%          2.11%             0.74%
 MLMI 1994H       39,106,293       6,960,739        3.25%          15.11%          11.74%          0.32%             0.65%
MLCCMI 1994A      56,322,573      13,065,423        3.65%          18.83%          22.04%          3.19%             3.26%
MLCCMI 1994B      45,186,061       9,965,666        3.25%          18.07%          16.81%          0.69%             0.00%

                $264,642,435     $59,283,684        3.27%(7)       18.30%(7)      100.00%          1.35%(7)          1.29%(7)


(table continued)


                  Mortgage
                  Loans in
                 Foreclosure
                  as a % of       CPR for the
                  Principal         Mortgage
                  Balance(1)      Loans in the
   Series            (3)            Series(4)

 MLMI 1993F          0.00%            24.03%
 MLMI 1993I          0.00%            20.59%
 MLMI 1994A          9.44%            17.44%
 MLMI 1994F          0.00%            10.27%
 MLMI 1994H          0.00%            15.48%
MLCCMI 1994A         0.00%            12.77%
MLCCMI 1994B         7.03%             3.55%

                     2.43%(7)          N/A



(1) Includes only Group 1 Loans (i.e., does not include any Fixed Rate Loans) with the exception of MLCCMI 1994A which includes Group 1 and Group 2 Loans.
(2) Includes only those Senior Mortgage Certificates that are principally supported by Group 1 Loans with the exception of MLCCMI 1994A which includes Group 1 and Group 2 Loans.
(3)  As of December 31, 2002 (after the January 15, 2003 distribution).
(4) The CPR is the constant rate of prepayment each month, expressed as per annum percentage of the schedule principal balance of the pool of mortgage loans for that month for the period from the Underlying Cut-off date for the Series to December 31, 2002.
(5) Merrill Lynch Mortgage Investors, Inc. (in the case of Series 1994A (7/94) and Series 1994B, MLCC Mortgage Investors, Inc.), as depositor, MLCC, as Master Servicer, and Bankers Trust Company of California, N.A. as Underlying Trustee.
(6) The Mortgage Loans in all Loan Groups that principally support the Pooled Certificates are adjustable rate PrimeFirst loans. See "The Mortgage Pools-Group 1 Loans."
(7)  Weighted average of the percentages in the column above such number.



             The date of this Prospectus Supplement is May 7, 2003